Filed Pursuant to
SEC Rule 424(b)(3)
Registration No. 333-136804

QUADRIGA SUPERFUND, L.P. — SERIES A AND SERIES B SUPPLEMENT
DATED OCTOBER 17, 2006 TO PROSPECTUS DATED SEPTEMBER 27, 2006

SEPTEMBER 2006 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	September 2006	Year to Date	09/30/06	09/30/06

Series A	3.37%	(2.48)%	$65,378,350	$1,295.37
Series B	4.63%	(2.46)%	$33,246,377	$1,484.14

*	All performance is reported net of fees and expenses

Fund results for September 2006:

World energy markets saw major declines this month as ongoing mild weather, mild Atlantic hurricane activity, and restored output at the Prudhoe Bay oil field sent December Crude Oil futures 11.2% lower on the month. December Unleaded Gas and Heating Oil lost 11.6% and 14.1%, respectively. Geopolitical tensions in the Middle East, the close of the summer driving season, and a looming economic slow down combined to produce a bearish outlook for energy prices. December Natural Gas continued last month’s slide, finishing 25.2% lower as hurricane season moves toward an extremely quiet conclusion. In Europe, November Gas Oil lost 14.3% and Brent Crude lost 12.3%. Tokyo products finished 10-15% lower. Short positions in this market sector resulted in a significant gain and accounted for the great majority of this month’s overall positive performance.

Other market sectors, relative to the sectors mentioned above, did not reveal significant trends and didn’t have any major influence on this month’s positive performance.

For the month of September 2006, Series A gained 3.37%, while Series B gained 4.63%, including all fees and expenses.

QUADRIGA SUPERFUND, L.P. — SERIES A
SEPTEMBER 2006 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended September 30, 2006)

STATEMENT OF INCOME

September 2006

INVESTMENT INCOME, interest	$348,145

EXPENSES
Management fee	101,383
Organization and offering expenses	54,801
Operating and other expenses	227,651
Incentive fee	—
Brokerage commissions	204,129

Total expenses	587,964

NET INVESTMENT GAIN (LOSS)	(239,819)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on futures and forward contracts	725,265
Net change in unrealized appreciation (depreciation) on futures and forward contracts	1,647,754

NET GAIN (LOSS) ON INVESTMENTS	2,373,019

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	$2,133,200

STATEMENT OF CHANGES IN NET ASSET VALUE

September 30, 2006

NET ASSETS, beginning of period	$63,693,420

NET INCREASE IN NET ASSETS FROM OPERATIONS	2,133,200
CAPITAL SHARE TRANSACTIONS
Issuance of shares	724,000
Redemption of shares	(1,172,270)

NET INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	(448,270)
NET INCREASE (DECREASE) IN NET ASSETS	1,684,930

NET ASSETS, end of period	$65,378,350

NAV PER UNIT, end of period	$1,295.37

QUADRIGA SUPERFUND, L.P. — SERIES B
SEPTEMBER 2006 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended September 30, 2006)

STATEMENT OF INCOME

September 2006

INVESTMENT INCOME, interest	$172,956

EXPENSES
Management fee	51,556
Organization and offering expenses	27,868
Operating and other expenses	115,897
Incentive fee	—
Brokerage commissions	141,996

Total expenses	337,317

NET INVESTMENT GAIN (LOSS)	(164,361)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on futures and forward contracts	520,252
Net change in unrealized appreciation (depreciation) on futures and forward contracts	1,113,833

NET GAIN (LOSS) ON INVESTMENTS	1,634,085

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	$1,469,724

STATEMENT OF CHANGE IN NET ASSET VALUE

September 30, 2006

NET ASSETS, beginning of period	$32,469,538

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	1,469,724
CAPITAL SHARE TRANSACTIONS
Issuance of shares	231,120
Redemption of shares	(924,005)

NET INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	(692,885)
NET INCREASE (DECREASE) IN NET ASSETS	776,839

NET ASSETS, end of period	$33,246,377

NAV PER UNIT, end of period	$1,484.15

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Christian Baha
Christian Baha, Chief Executive Officer
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

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